UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2003

AMERICAN COMMERCE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	33-98682	05-0460102
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer ID
of Incorporation)		Number)

1400 Chamber Dr., Bartow, FL 33830

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (863) 533-0326

ITEM 2. Acquisition of Assets.

On October 13, 2003 American Commerce Solutions, Inc. completed the acquisition of Chariot Manufacturing Company, Inc. from `International Commerce and Finance, Inc., Robert D. Hott, Jr. and Gerald F. Schiedel for total the sum of $360,000 in cash, assignment of note receivable and Preferred Stock. International Commerce and Finance, Inc. is owned by Daniel L. Hefner, President, Chief Executive Officer and Director of American Commerce Solutions, Inc. International Commerce and Finance, Inc. is a holder of more than 10% of the issued and outstanding stock of American Commerce Solutions, Inc.

The assets consist of various molds, jigs and other equipment for the building of various sized trailers for wholesale and retail distribution, the 29 year old corporation, federally registered trademark, dealer agreements, inventory, customer files, marketing material, economic opportunity and goodwill.

The value of the assets of Chariot Manufacturing Company, Inc. were determined by valuation of qualified specialists in the creation and application of the assets of the company. More specifically, the recreation cost of the molds and jigs was $171,430 with the other hard assets and inventory valued at $9500. The economic value of the business opportunity, the trademark, the dealer agreements etc. were valued by experts in business valuation with over 35 years experience in such valuations and as a certified public accountant. The valuation of these assets was set at $190,000.

The Seller agreed to accept assignment of an aged note receivable in the amount of $150,000 after discount, $150,000 in cash and preferred or restricted common stock for the $60,000 balance.

In that the asset value of the acquired is less than 10% of the book value of the registrant, it is not considered significant.

Date: October 24, 2003	By:	/s/ Daniel L. Hefner
Daniel L. Hefner
President